Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 21, 2005
Contacts:	Ken Taylor, SVP/CFO
Hope Attenhofer, VP/Marketing Director
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP EXCEEDS $1 BILLION IN ASSETS

Porterville, CA – April 21, 2005 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced it reached the milestone of $1 billion in assets during the quarter ended March 31, 2005. “We organized Bank of the Sierra 27 years ago with the simple goal of serving the banking needs of our local community,” commented James C. Holly, President and CEO. “The local economy was not expanding at a particularly fast rate in the early days of the Bank, but we were able to apply our formula for success to nearby communities and eventually expanded to our present coverage spanning four counties,” he added. Holly also observed that there are a multitude of opportunities within the Company’s current footprint, and with a strong capital position and accelerating growth in the regional economy the Company appears to be well-positioned for future expansion and sustained profitability.

For the first quarter of 2005 relative to the first quarter of 2004, net interest income increased by $1.5 million, or 14%, with non-interest income increasing by $50,000, or 2%. Non-interest expense was $1.2 million higher for the quarter, an increase of 16%. Net income for the quarter was $3.3 million, an increase of 4% over net income for the first quarter of the previous year. The Company’s return on assets was 1.3% for the quarter, and return on equity was 18.3%.

Financial Highlights (quarter ended 3/31/05, compared to quarter ended 3/31/04)

•	Net interest income increased 14% for the quarter

•	Non-interest income includes a $410,000 increase in loan sale income resulting from the sale of $21 million in mortgage loans, although the gain was mostly offset by a $330,000 write-down of the Company’s investment in a title insurance holding company

•	Non-interest expense increased disproportionately mainly as the result of a $200,000 charge to write-down a foreclosed property, a $258,000 increase in marketing costs, and a $115,000 increase in audit costs

•	The aggregate balance of loans outstanding declined $13 million during the first quarter of 2005, but would have increased by $8 million if not for the sale of $21 million in mortgage loans in March 2005

•	Non-performing assets continued to decline, ending the quarter at $3.9 million, or 0.39% of total assets, as compared to $5.0 million at the end of 2004 and $6.3 million a year ago

•	Demand deposits increased 2% and low-cost NOW/savings deposits increased more than 7% during the first quarter

Operating Results (first quarter results, 2005 relative to 2004)

Approximately $340,000 of the $1.5 million increase in net interest income is directly attributable to the Company’s leverage strategy implemented in April 2004, while the remainder is primarily due to growth in average earning assets. The first quarter of 2005 also had one less accrual day because 2004 was a leap year, which caused the variance in net interest income to be about $100,000 less than it otherwise would

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Sierra Bancorp Assets Exceed $1 Billion

April 21, 2005

have been. The Company’s net interest margin was 58 basis points lower in the first quarter of 2005 than in the first quarter of 2004 due primarily to the leverage strategy, which involved the purchase of over $100 million in mortgage-backed securities that are funded by collateralized borrowings from the Federal Home Loan Bank.

The Company’s loan loss provision was $100,000 higher in the first quarter of 2005, despite lower loan charge-offs and a declining trend in non-performing assets. The increased provision is in response to loan growth, additional economic considerations (including the recent relatively rapid increase in real estate prices), and an increased reserve specifically allocated to a $2.5 million unsecured loan that has evolved into a potential problem asset.

Service charges on deposits declined for the quarter, due mainly to growth in free consumer demand deposit accounts. Those accounts are initially free of service charges, but have nevertheless provided interest-free funding for the Company and have increased cross-sell opportunities for other deposit accounts and consumer loans. Loan sale income was $410,000 higher due to the aforementioned sale of $21 million in mortgage loans. Other non-interest income increased by $209,000 due to increases in rental income on equipment leased to others, credit card and check card interchange fees, and ATM foreign transaction fees. The loss on investments represents a $330,000 charge in the first quarter of 2005 to write down the Company’s investment in Diversified Holdings, Inc., a title insurance holding company.

Salaries and benefits increased 10% due to normal annual increases, the addition of a branch, and selective staff additions in our branches to accommodate increasing volumes. Occupancy expense was 10% higher due to annual rent increases, the addition of a branch, costs related to enhanced physical and information security, and depreciation on new telecommunications equipment. Other non-interest expenses include a $200,000 charge to write down a foreclosed property, a $258,000 increase in marketing expenses that is related to timing and should decline in future quarters, and a $115,000 increase in audit and review costs related to Sarbanes-Oxley Section 404.

Balance Sheet Growth (at March 31, 2005)

Total assets increased 22% to $1.0 billion from $823 million a year ago. The major source of asset growth was centered in securities and fed funds sold, which increased a combined $105 million, or 93%, primarily due to implementation of the aforementioned leverage strategy. However, gross loan and lease balances also grew by $71 million, or 12%, to $683 million at March 31, 2005 from $612 million at March 31, 2004.

As noted above, non-performing assets improved, dropping 39% to $3.9 million, or 0.39% of total assets, compared to $6.3 million, or 0.77% of total assets a year ago. At March 31, 2005, the allowance for loan losses stood at $9.7 million, or 1.41% of gross loans compared to $7.3 million, or 1.19% of total loans a year ago. The percent of net charge-offs to average loans was 0.03% in the first quarter of 2005 compared to 0.05% in the first quarter of 2004.

Over the past year, deposit balances have grown 11% to $769 million at March 31, 2005, with demand deposits up 22%, NOW and savings balances up 28%, money market deposits down 11%, and time deposits up by 6%. Non-interest bearing deposits as a percent of total deposits improved to 31% from 29% a year ago.

Subordinated debentures remained at $31 million, as no additional trust-preferred securities have been issued since March 2004. Other interest-bearing liabilities increased 346% to $119 million at March 31, 2005 compared to $27 million at March 31, 2004. This was primarily due to additional collateralized borrowings from the Federal Home Loan Bank used to fund the leverage transaction. Total capital increased 16% to $73.2 million at March 31, 2005, compared to $63.0 million a year ago.

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Sierra Bancorp Assets Exceed $1 Billion

April 21, 2005

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra, the largest independent bank headquartered in the South San Joaquin Valley. The Bank operates eighteen branch offices and two agricultural credit centers. In July 2004, US Banker magazine ranked Sierra Bancorp as the nation’s 16th best-performing publicly-traded community bank in the nation, based on three-year average return on equity. More information about Bank of the Sierra is available on the Bank’s web site, www.bankofthesierra.com.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Assets Exceed $1 Billion

April 21, 2005

	3-Month Period Ended:
CONSOLIDATED INCOME STATEMENT (in $000’s, unaudited)	3/31/2005	3/31/2004	% Change
Interest Income	$14,659	$11,952	22.6%
Interest Expense	2,831	1,609	75.9%

Net Interest Income	11,828	10,343	14.4%

Provision for Loan & Lease Losses	1,000	900	11.1%

Net Int after Loan Loss Prov	10,828	9,443	14.7%

Service Charges	1,302	1,523	-14.5%
Loan Sale & Servicing Income	560	163	243.6%
Other Non-Interest Income	1,127	918	22.8%
Gain (Loss) on Investments	(330)	5	-6700.0%

Total Non-Interest Income	2,659	2,609	1.9%

Salaries & Benefits	4,066	3,708	9.7%
Occupancy Expense	1,497	1,364	9.8%
Other Non-Interest Expenses	3,173	2,463	28.8%

Total Non-Interest Expense	8,736	7,535	15.9%

Income Before Taxes	4,751	4,517	5.2%
Provision for Income Taxes	1,490	1,371	8.7%

Net Income	$3,261	$3,146	3.7%

TAX DATA
Tax-Exempt Muni Income	$334	$342	-2.3%
Tax-Exempt BOLI Income	$253	$246	2.8%
Interest Income - Fully Tax Equiv	$14,831	$12,128	22.3%

NET CHARGE-OFFS	$191	$315	-39.4%

	3-Month Period Ended:
PER SHARE DATA (unaudited)	3/31/2005	3/31/2004	% Change
Basic Earnings per Share	$0.34	$0.34	0.0%
Diluted Earnings per Share	$0.31	$0.31	0.0%
Common Dividends	$0.11	$0.09	22.2%

Wtd. Avg. Shares Outstanding	9,723,454	9,353,761
Wtd. Avg. Diluted Shares	10,386,027	10,081,680

Book Value per Basic Share (EOP)	$7.49	$6.71	11.6%
Tangible Book Value per Share (EOP)	$6.92	$6.12	13.1%

Common Shares Outstndg. (EOP)	9,775,923	9,383,668

	3-Month Period Ended:
KEY FINANCIAL RATIOS (unaudited)	3/31/2005	3/31/2004
Return on Average Equity	18.32%	20.66%
Return on Average Assets	1.32%	1.58%
Net Interest Margin (Tax-Equiv.)	5.39%	5.97%
Efficiency Ratio (Tax-Equiv.)	57.78%	56.87%
Net Charge-Offs to Avg Loans	0.03%	0.05%

	3-Month Period Ended:
AVERAGE BALANCES (in $000’s, unaudited)	3/31/2005	3/31/2004	% Change
Average Assets	$998,893	$800,146	24.8%
Average Earning Assets	$903,118	$708,610	27.4%
Average Gross Loans & Leases	$692,782	$614,540	12.7%
Average Deposits	$755,044	$684,305	10.3%
Average Equity	$72,176	$61,255	17.8%

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Sierra Bancorp Assets Exceed $1 Billion

April 21, 2005

	End of Period:
STATEMENT OF CONDITION (in $000’s, unaudited)	3/31/2005	12/31/2004	3/31/2004	Annual Chg
ASSETS
Cash and Due from Banks	$35,022	$36,735	$41,363	-15.3%
Securities and Fed Funds Sold	218,403	198,024	113,199	92.9%

Agricultural	12,519	13,146	12,026	4.1%
Commercial & Industrial	100,847	101,300	83,698	20.5%
Real Estate	488,745	500,394	445,725	9.7%
SBA Loans	21,659	21,547	20,957	3.3%
Consumer Loans	48,868	48,992	39,456	23.9%
Credit Card Balances	10,573	10,897	10,254	3.1%

Gross Loans & Leases	683,211	696,276	612,116	11.6%
Deferred Loan & Lease Fees	(1,223)	(1,277)	(1,755)	-30.3%

Loans & Leases Net of Deferred Fees	681,988	694,999	610,361	11.7%
Allowance for Loan & Lease Losses	(9,651)	(8,842)	(7,286)	32.5%

Net Loans & Leases	672,337	686,157	603,075	11.5%

Bank Premises & Equipment	17,353	17,731	17,651	-1.7%
Other Assets	59,576	58,836	47,917	24.3%

Total Assets	$1,002,691	$997,483	$823,205	21.8%

LIABILITIES & CAPITAL
Demand Deposits	$241,603	$235,732	$197,895	22.1%
NOW / Savings Deposits	140,400	131,079	109,959	27.7%
Money Market Deposits	115,578	137,545	129,213	-10.6%
Time Certificates of Deposit	271,512	238,347	256,840	5.7%

Total Deposits	769,093	742,703	693,907	10.8%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	118,720	142,987	26,609	346.2%

Total Deposits & Int.-Bearing Liab.	918,741	916,618	751,444	22.3%

Other Liabilities	10,758	9,730	8,753	22.9%
Total Capital	73,192	71,135	63,008	16.2%

Total Liabilities & Capital	$1,002,691	$997,483	$823,205	21.8%

	End of Period:
CREDIT QUALITY DATA (in $000’s, unaudited)	3/31/2005	12/31/2004	3/31/2004	Annual Chg
Non-Accruing Loans	$1,631	$2,148	$3,290	-50.4%
Over 90 Days PD and Still Accruing	—	300	—	0.0%
Other Real Estate Owned	2,234	2,524	3,041	-26.5%

Total Non-Performing Assets	$3,865	$4,972	$6,331	-39.0%

Non-Perf Loans to Total Loans	0.24%	0.35%	0.54%
Non-Perf Assets to Total Assets	0.39%	0.50%	0.77%
Allowance for Ln Losses to Loans	1.41%	1.27%	1.19%

	End of Period:
OTHER PERIOD-END STATISTICS (unaudited)	3/31/2005	12/31/2004	3/31/2004
Shareholders Equity / Total Assets	7.3%	7.1%	7.7%
Loans / Deposits	88.8%	93.7%	88.2%
Non-Int. Bearing Dep. / Total Dep.	31.4%	31.7%	28.5%

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